Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the:

(a)	Registration Statement on Form S-3 of 180 Life Sciences Corp. (the “Company”) (File No. 333-265416);

(b)	Registration Statements on Form S-1 of the Company (File Nos. 333-259209, 333-272749, 333-276796 and 333-283265); and

(c)	Registration Statements on Form S-8 of the Company (File Nos. 333-284533, 333-278772, 333-274276, 333-266716 and 333-259918)

of our report dated March 31, 2025, with respect to our audit of the consolidated financial statements of 180 Life Sciences Corp. as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

March 31, 2025